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                                                                    EXHIBIT 99.1

                         [URS Corporation Letterhead]

FOR IMMEDIATE RELEASE

Contact:      URS                   Dames & Moore         Sard Verbinnen & Co.
              Kent Ainsworth        Mark Snell            Andrew Merrill/
              EVP & CFO             EVP & CFO             Christina Johnson
              415-774-2700          213-996-2224          212/687-8080


                 URS CORPORATION TO ACQUIRE DAMES & MOORE GROUP
                           FOR $16 PER SHARE IN CASH

           Creates First Tier Global Engineering and Design Company


     San Francisco and Los Angeles, California, May 5, 1999 - URS Corporation (NYSE: URS) and Dames & Moore Group (NYSE: DM) today announced that they have signed a definitive agreement under which URS will acquire Dames & Moore for $16 per share in cash, or a total of approximately $300 million, plus the assumption of approximately $300 million of debt for a total transaction value of $600 million. The transaction has been approved unanimously by the boards of both companies.

     The proposed combination will create a global engineering company with revenues of approximately $2 billion and over 15,000 employees in more than 30 countries around the world. The combined company's services will include planning and analysis, design, and program and construction management for transportation, environmental, commercial/industrial, facilities and water/wastewater projects.

     URS expects to commence a tender offer for all Dames & Moore's common shares on or before May 11, 1999. The price for Dames & Moore's shares represents a premium of 30%, based on the closing price as of May 5, 1999. The transaction is subject to the expiration or early termination of the appropriate waiting period under the Hart-Scott-Rodino Act, the receipt of a majority of Dames & Moore's shares in the tender and typical funding conditions. Following the close of the tender offer, Dames & Moore will merge with a subsidiary of URS. URS has
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arranged for firm commitments to finance the transaction with a combination of
$550 million of senior bank debt arranged by Wells Fargo Bank, N.A., $200 million of subordinated debt underwritten by Morgan Stanley Dean Witter and $100 million from a private placement of preferred stock with Richard C. Blum & Associates. Financing proceeds in excess of the purchase price will be used to repay existing URS and Dames & Moore debt and for working capital purposes. The transaction is expected to be accretive to URS's earnings in the first full year after closing.

     Said Martin M. Koffel, Chairman and CEO of URS, "Our clients are increasingly demanding a comprehensive range of services and worldwide capabilities. The combination of the complementary technical and geographic strengths of URS and Dames & Moore will propel the new firm into the top tier of global engineering companies, and will enhance our ability to compete with the largest firms, both in the U.S. and internationally, for major infrastructure, commercial and industrial projects."

     Continued Koffel, "The strategic and operational synergies between our two organizations are considerable. The addition of Dames & Moore and its many highly talented engineers, scientists and project managers around the world will broaden our capabilities to include special expertise in program and construction management, process and chemical engineering, and multimodal transportation, particularly transit systems."

     Added Koffel, "With Dames & Moore, we will have a more balanced proportion of private-and public-sector business and a stronger presence in Europe and Australasia. This client mix and increased geographic diversity should enhance earnings predictability and consistency over the long term."

     Noting that the Dames & Moore acquisition would increase URS's debt load, Koffel concluded: "URS will be in a strong financial position and will continue to generate substantial free cash flow for reinvestment in the business."

     Said Arthur Darrow, Chairman and CEO of Dames & Moore, "This is an excellent opportunity for our shareholders as well as our employees who, as part of an even stronger and more competitive global organization, will enjoy enhanced career and professional development opportunities."
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     Dames & Moore's board has recommended that Dames & Moore's shareholders tender their shares into the tender offer. The Merger Agreement permits Dames & Moore to respond to unsolicited third party proposals if the Dames & Moore Board of Directors determines in good faith that such a proposal is likely to provide greater value to Dames & Moore's shareholders, but requires Dames & Moore to pay URS certain fees aggregating up to $15 million if Dames & Moore withdraws its support for the URS acquisition or decides to enter into an alternative transaction.

     Morgan Stanley Dean Witter acted as financial advisor to URS in this transaction. Prudential Securities represented Dames & Moore and provided a fairness opinion.

     Headquartered in San Francisco, URS offers a broad range of planning and design services through 140 offices located in 16 countries, including Europe and Asia/Pacific. URS provides services for infrastructure projects involving air and surface transportation systems; institutional, industrial and commercial facilities; and pollution control, water resources and hazardous waste management programs.

     URS serves local, state and federal government agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest product, mining, water supply, commercial development and utilities industries.

     Dames & Moore is a worldwide engineering and construction services firm, whose capabilities include general engineering and consulting, process and chemical engineering, transportation planning and design, and construction services. Headquartered in Los Angeles, Dames & Moore has over 7,800 employees, and offices in over 30 countries.

                                      ***

This press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed here. Factors that might cause such a difference include, but are not limited to, those discussed in the Company's Form 10-K for the fiscal year ended October 31, 1998, and the Company's Registration Statement on Form S-4 (File No. 33-37531) filed with the Securities and Exchange Commission.